Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan Senior Executive Vice President Chief Financial Officer and Corporate Secretary (631) 537-1001, ext. 7255

BRIDGE BANCORP, INC. NAMES RAYMOND A. NIELSEN NEW DIRECTOR

(Bridgehampton, NY – November 4, 2013) Bridge Bancorp, Inc. (the “Company”) (NASDAQ®:BDGE), the holding company for The Bridgehampton National Bank (BNB), announced today that its Board of Directors has appointed Raymond (“Randy”) A. Nielsen, formerly CEO of Reliance Federal Savings Bank, Herald National Bank, and a 43 year veteran of the banking industry, to  serve as a Director of Bridge Bancorp, Inc. and its banking subsidiary, The Bridgehampton National Bank.

“Randy’s depth of experience in all areas of banking, from his leadership of a major institution, through acquisitions, compliance and regulatory issues provides us with a valuable resource,” commented Marcia Z. Hefter, the Company’s chairperson. “He is an important addition to our institution, and his appointment continues to position us well for growth,” Ms. Hefter added.

Mr. Nielsen is a multi-faceted executive, who has spent his entire career in banking, first with Reliance Federal Savings Bank and its holding company, Reliance Bancorp, Inc., where he held the positions of CEO, President and Director.  Additionally he served as a director of North Fork Bancorporation and its subsidiary North Fork Bank for 6 years and during that time sat on the Strategic Planning Committee and chaired the Compensation and Stock Committee as well as the Audit Committee and also served as lead independent director.   He most recently served as Chairman and CEO of Herald National Bank.  Mr. Nielsen attended C.W. Post School of Business Administration and has completed the U.S. League of Savings Institutions Leaders School at University of Connecticut, as well as the School of Executive Development at the University of Oklahoma.  He is a resident of Lloyd Harbor, New York.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank (BNB) established in 1910, the Bank with assets of over $1.7 billion, operates 23 retail branch locations throughout Suffolk County, New York.  A recent acquisition with FNBNY will add 3 branches, two in Nassau County.  Through the branch network and electronic delivery channels, the Bank provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through our subsidiary, Bridge Abstract and investments through Bridge Investment Services.

The Bridgehampton National Bank has a rich tradition of involvement in the community through its support of programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.